Exhibit 99

Temecula Valley Bank Appoints B.W. Stone as Business Development
Consultant in El Cajon

    TEMECULA, Calif.--(BUSINESS WIRE)--June 23, 2004--Temecula Valley
Bank (OTCBB:TMCV) announces the addition of B.W. "Stoney" Stone as a business development consultant at the bank's El Cajon office located at 301 North Magnolia Avenue, Suite 101. With over 27 years of commercial banking experience in the East County San Diego area, Stoney specializes in providing banking services to fit the needs of his customers as well as ensuring flexibility as a lender. Stone will be responsible for servicing construction, business and SBA loans for customers in the East County region. "We are pleased to have such an outstanding community leader join our lending team, someone committed to providing our customers with excellent customer service," said
Stephen H. Wacknitz, chairman of the board, CEO and president.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon, Calif. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula
Valley Bank. As a Preferred Lender (PLP) since 1998, the locally-owned and operated bank also has SBA loan production offices in Sherman
Oaks, Calif., Sacramento, Calif., Fresno, Calif., Chico, Calif.,
Anaheim Hills, Calif., Irvine, Calif., Bellevue, Wash., Gurnee, Ill., Westlake, Ohio, Ocean City, N.J., Tampa/St. Petersburg Fla., Coral Springs, Fla., Jacksonville, Fla. and Cumming, Ga. The Bancorp's common stock is traded over the counter with the stock symbol TMCV and the bank's Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940